GRAINGER REPORTS RECORD RESULTS FOR THE 2013 SECOND QUARTER
Narrows 2013 Sales and EPS Guidance

Quarterly Highlights

•	Sales of $2.4 billion, up 6 percent

•	Operating earnings of $350 million, up 11 percent

•	EPS of $3.03, up 15 percent

•	Operating cash flow of $210 million, up 59 percent

CHICAGO, July 17, 2013 - Grainger (NYSE: GWW) today reported record results for the 2013 second quarter ended June 30, 2013. Sales of $2.4 billion increased 6 percent versus $2.2 billion in the second quarter of 2012. There were 64 selling days in the quarter, the same as in 2012. Net earnings for the quarter increased 14 percent to $218 million versus $191 million in 2012. Earnings per share of $3.03 increased 15 percent versus $2.63 in 2012.

“Our solid performance reflects the continued focus, dedication and hard work of our Grainger team,” said Chairman, President and Chief Executive Officer Jim Ryan. “We will continue to invest in helping our customers be successful by adding more products, sales people, inventory management solutions and eCommerce capabilities to further our leading position in the MRO industry,” Ryan added.

Ryan continued, “Given our strong execution and the additional perspective provided by our first half performance, we are able to further refine our expectations for 2013 sales and earnings per share.” The company now expects 2013 sales growth of 5 to 8 percent and earnings per share of $11.40 to $12.00. The company's previous 2013 guidance issued on April 16, 2013, was sales growth of 5 to 9 percent and earnings per share of $11.30 to $12.00.

Company
Sales in the 2013 second quarter increased 6 percent consisting of 4 percentage points from volume, 2 percentage points from price and 1 percentage point from acquisitions, partially offset by a 1 percentage point decline attributable to unfavorable foreign exchange.

The company's gross profit margin increased 0.5 percentage point to 44.0 percent versus 43.5 percent in the 2012 second quarter, primarily driven by Canada and the Other Businesses. Company operating expenses in the quarter increased 5 percent driven primarily by payroll and benefits and included an incremental $37 million in spending to fund the company's growth programs.

Company operating earnings of $350 million for the 2013 second quarter increased 11 percent versus the prior year. The increase in operating earnings was driven by higher sales, improved gross profit margins and positive expense leverage.

Grainger has two reportable business segments, the United States and Canada, which represented approximately 89 percent of company sales for the quarter. The remaining operating units located primarily in Asia, Europe and Latin America are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 7 percent in the 2013 second quarter versus the prior year. The 7 percent sales growth was driven by 4 percentage points from volume, 2 percentage points from price and 1 percentage point from acquisitions. The sales increase for the quarter in the United States was led by solid growth in the light and heavy manufacturing, natural resources, commercial and contractor end markets.

Operating earnings for the United States segment increased 9 percent in the quarter driven by the 7 percent sales growth and positive expense leverage. Gross profit margins for the quarter were essentially flat versus the prior year. The company was able to increase prices above product cost inflation however this was offset by unfavorable selling mix driven by stronger sales to larger customers.

Canada
Sales in the 2013 second quarter in Canada increased 3 percent versus the prior year. The 3 percent sales growth consisted of 2 percentage points from volume, 2 percentage points from favorable timing of the Easter holiday and 1 percentage point from sales of flood-related products, partially offset by a 2 percentage point decline from unfavorable foreign exchange.  In local currency, sales increased 5 percent. The sales increase for the quarter in Canada was led by solid growth to customers in the construction, forestry and light manufacturing end markets.

Operating earnings in Canada increased 11 percent in the 2013 second quarter, up 13 percent in local currency. The improvement in operating performance was primarily driven by higher sales and a 1.4 percentage point improvement in gross profit margins. The gross profit margin improvement was due to cost savings from freight consolidation, higher supplier rebates and favorable mix. Approximately half of the improvement is expected to continue into future periods.

Other Businesses
Sales for the Other Businesses, which includes operations primarily in Asia, Europe and Latin America, increased 5 percent for the 2013 second quarter versus the prior year. The sales growth consisted of 9 percentage points from volume and price and 2 percentage points from acquisitions, partially offset by a 6 percentage point decline from unfavorable foreign exchange. The sales increase was primarily due to strong revenue growth in Mexico and the timing of the Brazil acquisition in the second quarter of 2012. In local currency, sales for the business in Japan grew in the high teens, however this was offset by unfavorable foreign exchange.

Operating earnings for the Other Businesses were $13 million in the 2013 second quarter versus $11 million in the 2012 second quarter. Improved performance for the quarter versus the prior year's quarter was primarily driven by earnings growth in the businesses in Japan and Europe.

Other
Interest expense, net of interest income, was $2.4 million in the 2013 second quarter versus $2.3 million in the 2012 second quarter. The tax rate in the quarter was 36.5 percent versus 37.9 percent in the 2012 quarter. The 2013 second quarter tax rate reflected a benefit from a resolution of foreign tax matters in the current period. Excluding this benefit, the effective tax rate for the quarter was 37.3 percent.  The company continues to project an effective tax rate for the year 2013 of 37.3 to 37.7 percent.

Cash Flow
Operating cash flow was $210 million in the 2013 second quarter versus $132 million in the 2012 second quarter. Cash flow in the 2013 quarter benefitted from higher earnings and lower inventory purchases versus the prior year. The company used cash from operations to fund capital expenditures of $40 million in the quarter versus $56 million in the second quarter of 2012. In the 2013 second quarter, Grainger returned $200 million to shareholders through $67 million in dividends and $133 million to buy back 521,000 shares of stock. As of June 30, 2013, the company had 4.5 million shares remaining on its share repurchase authorization.

Year-to-Date
For the six months ended June 30, 2013, sales of $4.7 billion increased 5 percent versus $4.4 billion in the six months ended June 30, 2012. There were 127 selling days in the first six months of 2013, one less than in 2012. On a daily basis, sales for the first six months of 2013 increased 6 percent. Net earnings increased 14 percent to $429 million versus $378 million in the first half of 2012. Earnings per share for the six months increased 15 percent to $5.97 versus $5.20 for 2012.

W.W. Grainger, Inc., with 2012 sales of $9 billion, is North America's leading broad line supplier of maintenance, repair and operating products, with expanding global operations.

Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding 2013 second quarter results. The Grainger website also includes more information on Grainger's proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “will continue to invest”, “further refine our expectations for 2013 sales and earnings per share”, “expects 2013 sales growth”, “2013 guidance”, “expected to continue”, “continues to project an effective tax rate” or similar expressions. There are risks and uncertainties, the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$2,381,561	$2,249,275	$4,661,996	$4,442,720
Cost of merchandise sold	1,334,577	1,270,932	2,583,276	2,490,045
Gross profit	1,046,984	978,343	2,078,720	1,952,675

Warehousing, marketing and administrative expense	696,912	664,343	1,385,344	1,334,314
Operating earnings	350,072	314,000	693,376	618,361

Other income and (expense)
Interest income	796	602	1,694	1,197
Interest expense	(3,201)	(2,910)	(6,367)	(5,967)
Other non-operating income	(147)	(963)	741	(349)
Total other expense	(2,552)	(3,271)	(3,932)	(5,119)

Earnings before income taxes	347,520	310,729	689,444	613,242

Income taxes	126,767	117,628	254,164	230,683

Net earnings	220,753	193,101	435,280	382,559

Net earnings attributable to noncontrolling interest	3,093	2,397	5,782	4,339

Net earnings attributable to W.W. Grainger, Inc.	$217,660	$190,704	$429,498	$378,220

Earnings per share -Basic	$3.08	$2.68	$6.07	$5.30
-Diluted	$3.03	$2.63	$5.97	$5.20
Average number of shares outstanding -Basic	69,665	69,937	69,614	70,034
-Diluted	70,801	71,308	70,788	71,481

Diluted Earnings Per Share
Net earnings as reported	$217,660	$190,704	$429,498	$378,220
Earnings allocated to participating securities	(3,055)	(3,451)	(6,642)	(6,747)
Net earnings available to common shareholders	$214,605	$187,253	$422,856	$371,473
Weighted average shares adjusted for dilutive securities	70,801	71,308	70,788	71,481
Diluted earnings per share	$3.03	$2.63	$5.97	$5.20

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales
United States	$1,863,112	$1,742,101	$3,637,650	$3,442,810
Canada	288,645	279,617	571,786	552,500
Other Businesses	261,282	249,131	509,156	488,087
Intersegment sales	(31,478)	(21,574)	(56,596)	(40,677)
Net sales to external customers	$2,381,561	$2,249,275	$4,661,996	$4,442,720

Operating earnings
United States	$338,884	$310,683	$669,772	$609,647
Canada	37,299	33,555	70,155	63,255
Other Businesses	12,799	11,244	21,050	21,959
Unallocated expense	(38,910)	(41,482)	(67,601)	(76,500)
Operating earnings	$350,072	$314,000	$693,376	$618,361

Company operating margin	14.7%	14.0%	14.9%	13.9%
ROIC* for Company			34.6%	31.9%
ROIC* for United States			51.4%	49.3%
ROIC* for Canada			23.7%	23.0%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 3-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (3-point average of $351.1 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (3-point average of $381.3 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	June 30, 2013	December 31, 2012
Cash and cash equivalents	$488,741	$452,063
Accounts receivable – net	1,075,592	940,020
Inventories - net	1,221,888	1,301,935
Prepaid expenses and other assets (1)	119,673	150,655
Deferred income taxes	56,290	55,967
Total current assets	2,962,184	2,900,640
Property, buildings and equipment – net	1,118,750	1,144,573
Deferred income taxes	53,414	51,536
Goodwill	513,545	543,670
Other assets and intangibles – net	382,242	374,179
Total assets	$5,030,135	$5,014,598
Liabilities and Shareholders’ Equity
Short-term debt	$70,007	$79,071
Current maturities of long-term debt	25,502	18,525
Trade accounts payable	452,179	428,782
Accrued compensation and benefits	157,259	165,450
Accrued contributions to employees’ profit sharing plans (2)	90,152	170,434
Accrued expenses	182,682	204,800
Income taxes payable	9,104	12,941
Total current liabilities	986,885	1,080,003
Long-term debt	452,449	467,048
Deferred income taxes and tax uncertainties	118,326	119,280
Employment-related and other non-current liabilities	230,280	230,901
Shareholders' equity (3)	3,242,195	3,117,366
Total liabilities and shareholders’ equity	$5,030,135	$5,014,598

(1)	Prepaid expenses and other assets decreased $31 million driven by lower prepaid income taxes from the timing of tax payments.
(2)	Accrued contributions to employees' profit sharing plans decreased $80 million primarily due to the annual cash contributions to the profit sharing plan.
(3)	Common stock outstanding as of June 30, 2013 was 69,497,219 shares as compared with 69,478,495 shares at December 31, 2012.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net earnings	$435,280	$382,559
Provision for losses on accounts receivable	3,783	4,428
Deferred income taxes and tax uncertainties	(1,074)	(3,874)
Depreciation and amortization	80,813	73,442
Stock-based compensation	31,372	30,573
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(155,887)	(128,648)
Inventories	57,771	4,918
Prepaid expenses and other assets	31,369	39,907
Trade accounts payable	31,472	(6,751)
Other current liabilities	(128,468)	(145,965)
Current income taxes payable	(2,648)	(11,407)
Employment-related and other non-current liabilities	8,088	1,886
Other – net	(5,048)	(2,848)
Net cash provided by operating activities	386,823	238,220
Cash flows from investing activities:
Additions to property, buildings and equipment	(83,175)	(96,378)
Proceeds from sale of property, buildings and equipment	2,528	3,950
Net cash paid for business acquisitions	(8,234)	(24,336)
Other – net	100	63
Net cash used in investing activities	(88,781)	(116,701)
Cash flows from financing activities:
Net (decrease) increase in short-term debt	(9,024)	4,010
Net (decrease) increase in long-term debt	(4,845)	29,417
Proceeds from stock options exercised	48,142	39,060
Excess tax benefits from stock-based compensation	41,690	35,502
Purchase of treasury stock	(202,400)	(210,981)
Cash dividends paid	(123,549)	(105,361)
Net cash used in financing activities	(249,986)	(208,353)
Exchange rate effect on cash and cash equivalents	(11,378)	1,089
Net change in cash and cash equivalents	36,678	(85,745)
Cash and cash equivalents at beginning of year	452,063	335,491
Cash and cash equivalents at end of period	$488,741	$249,746

###